UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Curtiss-Wright Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Valued Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Curtiss-Wright Corporation to be held on Friday, May 5, 2006 at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052 commencing at 2:00 p.m. local time.

        The Notice of Annual Meeting and Proxy Statement which follow this letter provide information concerning matters to be considered and acted upon at the annual meeting. We will provide a brief report on our business followed by a question and answer period at the meeting.

        We know that many of you are unable to attend the annual meeting in person. The proxies that we solicit give you the opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, you can be sure that your shares are represented by promptly voting and submitting your proxy by phone, by internet or by completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope.

        On behalf of your Board of Directors, management and our employees, I would like to express our appreciation for your continued support.

Sincerely,
MARTIN R. BENANTE Chairman and Chief Executive Officer

CURTISS-WRIGHT CORPORATION
4 Becker Farm Road, Roseland, New Jersey 07068
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the holders of the Common Stock of Curtiss-Wright Corporation:

      Notice is hereby given that the Annual Meeting of Shareholders of Curtiss-Wright Corporation, a Delaware corporation (the “Company”), will be held Friday, May 5, 2006 at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, commencing at 2:00 p.m. local time, for the following purposes:

(1)	To elect eight Directors.
(2)	To consider and vote upon a proposal to approve the Company's Incentive Compensation Plan.
(3)	To approve the appointment of Deloitte & Touche LLP as our independent public accountants for 2006.
(4)	To consider and transact such other business as may properly come before the Annual Meeting.

      Only record holders of Common Stock at the close of business on March 8, 2006, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. A list of shareholders will be available for examination by any shareholder at the Annual Meeting and at the offices of the Company, 4 Becker Farm Road, Roseland, New Jersey 07068, during the ten days preceding the Annual Meeting date.

      All shareholders are cordially invited to attend the Annual Meeting in person. Shareholders who plan to attend the Annual Meeting in person are nevertheless requested to sign and return their proxy cards to make certain that their vote will be represented at the Annual Meeting should they be prevented unexpectedly from attending.

By Order of the Board of Directors,

March 27, 2006	MICHAEL J. DENTON Vice President, Corporate Secretary and General Counsel

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

CURTISS-WRIGHT CORPORATION
4 Becker Farm Road, Roseland, New Jersey 07068
      PROXY STATEMENT

      The enclosed proxy card is solicited by the Board of Directors of Curtiss-Wright Corporation, a Delaware corporation (the “Company”), for use at the annual meeting of shareholders (the “Annual Meeting”) to be held on Friday, May 5, 2006, at 2:00 p.m. local time, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052 and at any adjournments thereof.

INFORMATION CONCERNING THE ANNUAL MEETING

      Mailing and Solicitation. The proxy materials will be first sent to shareholders on or about March 30, 2006. The cost of the solicitation of proxies will be paid by the Company. The solicitation is to be made primarily by mail but may be supplemented by telephone calls and personal solicitation by officers and other employees of the Company. We will reimburse banks and nominees for their expenses in forwarding proxy materials to our beneficial owners.

      Proxies. Whether or not you plan to attend the Annual Meeting, we request that you date and execute the enclosed proxy card and return it in the enclosed postage-paid return envelope or use the telephone or the internet to submit your proxy. Telephone and internet proxy instructions are provided on the proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded.

      If your shares are registered in the name of a bank, broker, or other nominee, follow the proxy instructions on the form you receive from the nominee. The availability of telephone and internet proxy will depend on the nominee's proxy processes. Brokers who hold shares in “street name” for customers are precluded from exercising voting discretion with respect to the approval of non-routine matters such as Proposal Two, approval of the Incentive Compensation Plan (so called “broker non-votes”). Accordingly, absent specific instructions from the beneficial owner of such shares, brokers do not have the power to vote the shares with respect to Proposal Two. The affirmative vote of a majority of the votes duly cast at the Annual Meeting for Proposal Two is required for its adoption. Thus, a shareholder who does not vote will not affect the outcome of the vote on Proposal Two so long as over 50% of the outstanding shares of Common Stock are voted on Proposal Two. With respect to the election of Directors and the approval of the appointment of the independent public accountants and other routine matters, a broker will have discretionary authority to vote the shares of Common Stock if the beneficial owner has not given instructions.

      Voting In Accordance With Instructions. The shares represented by your properly completed proxy card will be voted in accordance with your instructions marked on it. If you properly sign, date, and deliver to us your proxy card but you mark no instructions on it, the shares represented by your proxy will be voted for the election as Directors of the nominees proposed (see Proposal One) and for Proposals Two and Three. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting, but if other matters are properly brought before the Annual Meeting, shares represented by properly completed proxies received by mail, telephone, or the internet will be voted in accordance with the judgment of the persons named as proxies.

      Signatures in Certain Cases. If a shareholder is a corporation or unincorporated entity, the enclosed proxy should be signed in its corporate or other entity name by an authorized officer or person and the signatory's title should be indicated. If shares are registered in the name of two or more trustees or other persons, the proxy must be signed by a majority of them. If shares are registered in the name of a decedent, the proxy should be signed by the executor or administrator and his or her title should follow the signature.

      Revocation of Proxies. Shareholders have the right to revoke their proxies at any time before a vote is taken (1) by notifying the Corporate Secretary of the Company in writing at the Company's address given above, (2) by executing a new proxy card bearing a later date or by submitting a new proxy by telephone or the internet on a later date, provided the new proxy is received by American Stock Transfer & Trust Company (which will have a representative present at the Annual Meeting) before the vote, (3) by attending the Annual Meeting and voting in person, or (4) by any other method available to shareholders by law.

      Record Date and Outstanding Stock. The close of business on March 8, 2006 has been fixed as the record date of the Annual Meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock of the Company outstanding is the Common Stock, par value $1.00 per share. As of March 8, 2006, there were 21,838,640 shares of Common Stock outstanding constituting all the capital stock of the Company entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share held.

      Quorum. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

      Required Vote. A plurality of the Common Stock present in person or represented by proxy at the Annual Meeting will elect the Directors. The approval of Proposal Two requires the affirmative vote of a majority of the votes cast by holders of shares of Common Stock, and the total votes must represent over 50% of all shares entitled to vote. The approval of Proposal Three requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal.

PROPOSAL ONE: ELECTION OF DIRECTORS

General Information

      At the date of this Proxy Statement, the Board of Directors of the Company consists of nine members, eight of whom are non-employee Directors. However, David Lasky, who is presently a Director of the Company, has advised the Board of his decision to retire from the Board and his term will expire effective just prior to the Annual Meeting. In addition, J. McLain Stewart, who is also presently a Director of the Company and whose age exceeds the Board's retirement age of 75, has advised the Board of his decision to retire from the Board and his term will expire effective just prior to the Annual Meeting. Messrs. Lasky and Stewart have each served on the Board with great distinction.

      The Committee on Directors and Governance of the Board of Directors has recommended and our full Board of Directors has nominated Martin R. Benante, James B. Busey IV, S. Marce Fuller, Carl G. Miller, William B. Mitchell, John R. Myers, and William W. Sihler, each currently serving Directors, and Albert E. Smith, to be elected to the Board each for a one-year term. In view of the foregoing, the Board of Directors has fixed the number of Directors at eight effective just prior to the Annual Meeting. Each nominee has indicated his or her willingness to serve. In the event that any nominee should become unavailable for election, the persons named in the proxy may vote for the election of a substitute nominee.

      Directors will be elected by a plurality of votes properly cast (in person or by proxy) at the Annual Meeting. This means that persons will be elected who receive the first through eighth highest number of votes even if they receive less than a majority of the votes cast. Therefore, shareholders who do not vote or withhold their vote from one or more of the proposed nominees and do not vote for another person, will not affect the outcome of the election provided that a quorum is present at the Annual Meeting. A broker who is the record holder of shares of Common Stock beneficially owned by a customer will have discretionary authority to vote such shares in the election of directors if the broker has not received voting instructions from the beneficial owner by the 10th day before the meeting, provided that this Proxy Statement has been transmitted to the beneficial owner at least 15 days before the meeting.

Information Regarding Nominees

      Set forth below is information with respect to the nominees. Such information includes the principal occupation of each Director during at least the past five years.

      Martin R. Benante, age 53, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since April 2000. From April 1999 to April 2000, Mr. Benante was President and Chief Operating Officer of the Company and from April 1996 to April 1999 he was Vice President of the Company. From March 1995 to April 1999 he was President of Curtiss-Wright Flow Control Corporation. He has been a Director of the Company since 1999.

      James B. Busey IV, age 73, has been an aviation safety and security consultant since April 1996. Since February 1995, he has served on the Board of Trustees of Mitre Corporation. From July 1993 to May 2003, he served as a Director of Texas Instruments, Incorporated. From September 1992 to April 1996, he was President and Chief Executive Officer of the Armed Forces Communications and Electronics Association. He has been a Director of the Company since 1995 and serves as a member of the Audit and Executive Compensation Committees and as Chairman of the Committee on Directors and Governance.

      S. Marce Fuller, age 45, was the President and Chief Executive Officer of Mirant Corporation from July 1999 to October 2005 and a Director of Mirant Corporation from July 1999 until January 2006. Since October 2001 she has served as a Director of Earthlink, Inc. From September 1997 to July 1999, she was President and Chief Executive Officer of Mirant Americas Energy Marketing, LP and from October 1998 to July 1999 she was Executive Vice President of Mirant Corporation. From May 1996 to October 1998 she was Senior Vice President of Mirant Corporation. She has been a Director of the Company since 2000 and serves as a member of the Audit Committee and the Committee on Directors and Governance.

      Carl G. Miller, age 63, served as a consultant to the Company from April 2003 to June 2003. From January 2002 to July 2002, he served as a consultant to Textron, Inc. From August 1990 to April 2003, he was employed by TRW, Inc., serving as Executive Vice President and Chief Financial Officer from February 1996 to July 2001. He has been a Director of the Company since 2003 and serves as a member of the Audit and Finance Committees.

      William B. Mitchell, age 70, has served on the Board of Trustees of Mitre Corporation since May 1997. From January 1997 to January 2001, he served as a Director of Primex Technologies, Inc. From 1993 to 1997 he was Vice Chairman of Texas Instruments Incorporated. From 1990 to 1997 he served as a Director of Texas Instruments and from 1987 to 1993 he was Executive Vice President of Texas Instruments. From September 1995 to September 1996 he was Chairman of the American Electronics Association. He has been a Director of the Company since 1996 and serves as the Chairman of the Finance Committee and a member of the Executive Compensation Committee.

      John R. Myers, age 69, served as Chairman and Chief Executive Officer of Tru-Circle Corporation from June 1999 to July 2003. From June 1994 to August 1996 he served as Executive Chairman of the Board of Garrett Aviation Services. From April 2005 to the present he has served as an Operating Director of First Atlantic Capital Corporation, a venture capital group, and since 1993 he has been a limited partner of Carlisle Enterprises, a venture capital group. From 1994 to May 2002 he served as a Director of Iomega Corporation. He has been a Director of the Company since 1996 and serves as Chairman of the Executive Compensation Committee and a member of the Committee on Directors and Governance.

      William W. Sihler, age 68, has been the Ronald E. Trzcinski Professor of Business Administration, Darden Graduate School of Business Administration, University of Virginia since 1984. Since 1992 he has served as Director, President, and Treasurer of Southeastern Consultants Group, Ltd. He has been a Director of the Company since 1991 and serves as Chairman of the Audit Committee and a member of the Finance Committee.

      Albert E. Smith, age 56, has served as Vice Chairman of Tetra Tech, Inc. since September 2005 and a director of Tetra Tech since May 2005. From 2002 to 2005 he served as a member of the Secretary of Defense's Science Board. Mr. Smith was employed at Lockheed Martin Corp. from August 1985 to January 2005. Mr. Smith served as an Executive Vice President and an officer of Lockheed Martin from

September 1999 until June 2005 leading the Integrated Systems and Solutions Segment from its inception in April 2004 and its Space Segment from September 1999 until April 2003.

Certain Legal Proceedings

      Mirant Bankruptcy. Ms. Fuller was the President and Chief Executive Officer of Mirant Corporation from July 1999 to October 2005 and a Director of Mirant Corporation from July 1999 until January 2006. She also served as a director or executive officer of many of Mirant's subsidiaries during the past 5 years. In July 2003, Mirant Corporation and most of its North American subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code or under the Companies Creditors' Arrangement Act in Canada. Mirant Corporation emerged from bankruptcy proceedings in January 2006.

Compensation of Directors

      Directors who are not employees of the Company are paid an annual retainer of $30,000 plus $1,400 for each meeting of the Board of Directors and committees they personally attended or participated in by telephone conference call. The chairs of the Finance Committee and Committee on Directors and Governance of the Board of Directors are paid an additional annual retainer of $3,000. The chair of the Audit and Executive Compensation Committees of the Board of Directors are paid an additional annual retainer of $5,000. Directors who are Company employees receive no compensation for serving as Directors. Pursuant to our 2005 Stock Plan for Non-Employee Directors, our non-employee Directors may elect to receive their annual retainer and meeting fees in the form of Common Stock, cash or both and may elect to defer the receipt of such stock or cash. As of December 31, 2005, the following Directors held shares of Common Stock in their deferred compensation accounts in the following amounts: James B. Busey IV, 1,234; S. Marce Fuller, 8,338; Carl G. Miller, 1,276; William B. Mitchell, 1,664; John R. Myers, 325; and William W. Sihler, 8,049. Each Director who is not an employee is also eligible for group term life insurance coverage in the amount of $150,000 for which the Company pays the premiums.

      In addition to the annual retainer and meeting fees described above, under the Company's 2005 Stock Plan for Non-Employee Directors, the Company, acting through the Committee on Directors and Governance, has the authority to make equity grants to non-employee Directors. Effective July 1, 2005, each non-employee Director was granted 277 shares of Common Stock based on a market value of $15,000 on the grant date. The Company grants each newly-appointed Director upon appointment a grant of restricted Common Stock valued at $25,000 based on the market value of the Common Stock on the grant date with such shares subject to forfeiture based upon failing to remain on the Board for a five year period. In 2005, the Directors adopted a policy that each Director accumulate a total position in the Company's Common Stock with a value of three times the annual retainer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines

      The Board of Directors has adopted corporate governance guidelines that provide the framework for the governance of the Company. The guidelines are available on the Company's website at www.curtisswright.com or by sending a request in writing to the Corporate Secretary, Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068.

      The corporate governance guidelines address, among other things, standards for Director independence, meetings of the Board, executive sessions of the Board, committees of the Board, the compensation of Directors, duties of Directors to the Company and its shareholders, and the Board's role in management succession. The Board reviews these principles and other aspects of governance annually.

Meetings of the Board

      The Board has regularly scheduled meetings each year and special meetings are held as necessary. In addition, management and the Directors communicate informally on a variety of topics, including suggestions for Board or committee agenda items, recent developments, and other matters of interest to the Directors. Each Director has full access to management.

      The Company's non-employee Directors meet in executive session at every regularly scheduled in-person Board meeting without any employee Directors or members of management present. During 2005, the non-employee Directors met 5 times in executive session. The Board appoints a lead Director for such executive sessions on a rotating basis.

      Directors are expected to attend all meetings of the Board and each committee on which they serve. In 2005, the Board held 10 meetings, and committees of the Board held a total of 19 meetings. During 2005 each Director attended not less than 75% of the aggregate number of meetings of the Board of Directors and of the committee or committees on which the Director served.

      The Company does not have a formal policy with respect to Director attendance at the annual meeting of shareholders. The Company believes that the potential expense involved with requiring all non-employee Directors to attend the annual meeting outweighs the benefit of such attendance because meeting agenda items are generally uncontested, nearly all shares voted are voted by proxy, and shareholder attendance at the meetings is traditionally very low. Accordingly, the non-employee Directors did not attend the Company's 2005 annual meeting of shareholders. Martin R. Benante, the Company's Chairman of the Board and Chief Executive Officer, will make a brief statement at the Annual Meeting and will be available for questions.

Communication with the Board

      Shareholders or anyone else wishing to contact the Board directly may initiate in writing any communication with the Board, any committee of the Board, or any individual Director by sending it to Dr. William W. Sihler, c/o Southeastern Consultants Group, Ltd., P.O. Box 5645, Charlottesville, Virginia, 22905. The name of any specific intended Board recipient should be noted in the communication. Dr. Sihler will forward such correspondence only to the intended recipients. However, prior to forwarding any correspondence, Dr. Sihler will review such correspondence and, in his discretion, not forward certain items if they are deemed to be of a commercial nature or sent in bad faith.

Director Independence

      The corporate governance guidelines provide independence standards consistent with the New York Stock Exchange listing standards. These standards specify the criteria by which the independence of the Company's Directors will be determined and require the Board to determine affirmatively that each independent Director has no material relationship with the Company other than as a Director. The Board has adopted the standards contained in the corporate governance guidelines and set out in

Appendix A to this Proxy Statement for its evaluation of the materiality of Director relationships with the Company. The Board has determined that the following Directors are “independent” as required by the New York Stock Exchange listing standards and the Board's corporate governance guidelines: James B. Busey IV, S. Marce Fuller, Carl G. Miller, William B. Mitchell, John R. Myers and William W. Sihler. The Board similarly determined that Albert E. Smith is “independent” as required by the New York Stock Exchange listing standards and the Board's corporate governance guidelines subject to his election by the Company's shareholders.

      All members of the Audit Committee, the Executive Compensation Committee and the Committee on Directors and Governance are independent Directors as defined in the New York Stock Exchange listing standards and in the standards in the Company's governance guidelines.

Code of Conduct

      The corporate governance guidelines contain a code of conduct that applies to every Director, and the Company has a code of conduct that applies to every employee. The corporate governance guidelines and the code of conduct are designed to ensure that the Company's business is conducted in a consistently legal and ethical manner. The corporate governance guidelines include policies on, among other things, conflicts of interest, corporate opportunities, and insider trading. Our code of conduct applicable to employees includes policies on, among other things, employment, conflicts of interest, financial reporting, the protection of confidential information, and insider trading and require strict adherence to all laws and regulations applicable to the conduct of our business. The Company will disclose any waivers of or amendments to the codes of conduct pertaining to Directors or senior financial executives on its website at www.curtisswright.com in accordance with applicable law and the requirements of the New York Stock Exchange corporate governance standards. To date, no waivers have been requested or granted. Our Code of Conduct is available at www.curtisswright.com or by sending a request in writing to the Corporate Secretary, Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068.

Board Committees

      The Board of Directors has an Audit Committee, an Executive Compensation Committee, a Committee on Directors and Governance and a Finance Committee. The Board has adopted a written charter for each of these committees. The full text of each charter is available on the Company's website located at www.curtisswright.com or by sending a request in writing to the Corporate Secretary, Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068.

      Audit Committee. The Audit Committee presently consists of William W. Sihler, Chairman, James B. Busey IV, S. Marce Fuller, and Carl G. Miller. The Audit Committee met 6 times during 2005. The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the performance of the Company's internal audit function, the annual independent audit of the Company's financial statements, the performance, qualifications, and independence of its independent public accounting firm, and the Company's compliance and ethics programs.

      Each member of the Audit Committee meets the independence requirements of the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934, and the Company's corporate governance guidelines. In accordance with New York Stock Exchange requirements, the Board in its business judgment has determined that each member of the Audit Committee is financially literate, knowledgeable, and qualified to review financial statements. The Board has also determined that at least one member of the Audit Committee, Carl G. Miller, is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

      Executive Compensation Committee. The Executive Compensation Committee presently consists of John R. Myers, Chairman, William B. Mitchell, J. McLain Stewart, and James B. Busey IV. The Executive Compensation Committee met 6 times during 2005. The Executive Compensation Committee has overall responsibility for evaluating and approving the Company's elected officer and executive compensation plans, policies and programs. Each member of the Executive Compensation Committee meets the independence requirements of the New York Stock Exchange and the Company's corporate governance guidelines.

      Committee on Directors and Governance. The Committee on Directors and Governance presently consists of James B. Busey IV, Chairman, J. McLain Stewart, John R. Myers, and S. Marce Fuller. The Committee on Directors and Governance met 4 times during 2005. The Committee on Directors and Governance develops policy on the size and composition of the Board, criteria for Director nomination, procedures for the nomination process and compensation paid to Directors. The committee identifies and recommends candidates for election to the Board. Each member of the Committee on Directors and Governance meets the independence requirements of the New York Stock Exchange and the Company's corporate governance guidelines.

      Finance Committee. The Finance Committee presently consists of William B. Mitchell, Chairman, David Lasky, Carl G. Miller, and William W. Sihler. The Finance Committee met 3 times during 2005. The Finance Committee, among other things, advises the Board regarding the capital structure of the Company, the Company's dividend policy, and the investment managers and policies relating to the Company's benefit plans.

Shareholder Recommendations and Nominations for Directors

      Shareholder Recommendations. The Committee on Directors and Governance will consider shareholder recommendations for Director nominees. A shareholder desiring the committee to consider a Director recommendation should deliver a written submission to the Committee on Directors and Governance in care of the Corporate Secretary, Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068. Such submission must include (1) the name of such nominee, (2) the nominee's written consent to serve if elected, (3) documentation demonstrating that the nominating shareholder is indeed a shareholder of the Company including the number of shares of stock owned, (4) a representation whether the nominating shareholder intends or is part of a group that intends to deliver a proxy statement to the Company's shareholders respecting such nominee, or otherwise solicit proxies respecting such nominee and (5) any information relating to the nominee and the nominee's affiliates that would be required to be disclosed in a proxy solicitation for the election of Directors of the Company pursuant to Regulation 14A under the Securities Exchange Act of 1934. The committee may require additional information from the nominee to perform its evaluation.

      Shareholder recommendations for Director nominees at the 2007 annual meeting of shareholders must be received by the Corporate Secretary no earlier than January 19, 2007 and no later than February 19, 2007. Nominee recommendations that are made by shareholders in accordance with these procedures will receive the same consideration as recommendations initiated by the Committee on Directors and Governance.

      In its assessment of each potential nominee, the Committee on Directors and Governance will review the nominee's judgment, experience, independence, and understanding of the Company's business; the range of talent and experience already represented on the Board; and such other factors that the committee determines are pertinent in light of the current needs of the Company. The committee will also take into account the ability of a nominee to devote the time and effort necessary to fulfill the responsibilities of a Company Director.

      The Committee on Directors and Governance used the services of a third-party executive search firm to assist it in identifying and evaluating Albert E. Smith as a nominee for Director.

      Shareholder Nominations. A shareholder desiring to nominate a person as Director should deliver a written submission in accordance with the Company's By-laws to the Corporate Secretary, Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068. Such submission must include the items listed above under “Shareholder Recommendations”. Shareholder submissions for Director nominees at the 2007 annual meeting of shareholders must be received by the Corporate Secretary no earlier than January 19, 2007 and no later than February 19, 2007.

COMPENSATION AND OTHER BENEFITS OF SENIOR MANAGEMENT

      The following table sets forth information concerning the total compensation of the chief executive officer of the Company and the four other executive officers who had the highest individual aggregates of salary and bonus for the Company's fiscal year ended December 31, 2005. These five persons are hereinafter referred to collectively as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(a)	Bonus(a)	Other Annual Compensation		LTIP Payouts(a)(b)	Securities Underlying Options	All Other Compensation(c)
Martin R. Benante	2005	$653,692	$592,524	—		$278,000	15,000	$2,304
Chairman and Chief	2004	$593,962	$443,980	—		$232,500	12,684	$1,910
Executive Officer	2003	$557,692	$401,363	—		$141,313	18,518	$1,997
George J. Yohrling	2005	$368,896	$243,243	—		$237,000	7,103	$2,128
Exec. V.P.; Chairman,	2004	$338,631	$253,275	—		$104,140	6,006	$1,576
Curtiss-Wright	2003	$324,808	$266,569	—		$81,950	8,862	$1,647
Controls, Inc.
David J. Linton(d)	2005	$336,348	$210,800	$150,000	(e)	$—	6,623	$1,942
V.P.; Pres.,	2004	$209,232	$—	—		$—	5,600	$1,098
Curtiss-Wright	2003	$—	$—	—		$—	—	$—
Flow Control
Corporation
Edward Bloom	2005	$318,369	$230,081	—		$56,000	6,135	$1,836
V.P.; Pres.,	2004	$292,454	$159,600	—		$47,308	5,187	$1,361
Metal Improvement	2003	$276,346	$137,150	—		$—	7,654	$1,297
Company, LLC
Glenn E. Tynan	2005	$286,154	$255,400	—		$41,700	3,444	$1,651
V.P Finance and	2004	$246,154	$144,540	—		$31,000	2,912	$1,050
Chief Financial	2003	$212,038	$119,678	—		$—	2,836	$983
Officer

(a)	Includes amounts deferred under the Company's Savings and Investment Plan and Executive Deferred Compensation Plan.

(b)	Payments made based upon the maturity of performance unit grants. Payments are conditioned upon the financial performance of the Company and its subsidiaries.

(c)	Includes premium payments for executive life insurance paid by the Company during the covered fiscal year for term life insurance and accidental death and disability insurance.

(d)	Mr. Linton joined the Company in May 2004.

(e)	Represents signing bonus paid to Mr. Linton during 2005.

Options

      The following tables set forth information concerning grants of stock options to, and exercises of stock options by, the Named Executive Officers during 2005, and the number and value of unexercised options held by each of them at December 31, 2005.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price(a)	Expiration Date	Grant Date Present Value(b)
Martin R. Benante	15,000	10.42%	$55.84	11/14/15	$271,800
George J. Yohrling	7,103	4.93%	$55.84	11/14/15	$128,706
David J. Linton	6,623	4.60%	$55.84	11/14/15	$120,008
Edward Bloom	6,135	4.26%	$55.84	11/14/15	$111,166
Glenn E. Tynan	3,444	2.39%	$55.84	11/14/15	$62,405

(a)	Fair market value of a share of the Company's Common Stock on the date of grant.
(b)	Calculated using the Black-Scholes option-pricing model. Values shown are not intended to reflect the actual values the grant recipients may eventually realize. Actual value will depend on the market value of the Company's Common Stock on the date of exercise. The following assumptions were used to calculate the values shown: expected dividend yield of 0.86%, the current yield of the Company's Common Stock on the grant date, expected stock price volatility of 23.21%, the most recent volatility for the month-end stock prices of the Company's Common Stock for the preceding 3 years, risk-free rate of return of 4.52% equal to the yield on a 7-year U.S. Treasury bond on the option grant date, and expected exercise of options within 7 years from the date of the grant.

AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(b)
Name	Shares Acquired on Exercise(#)	Value Realized(a)	Exercisable	Unexercisable	Exercisable	Unexercisable
Martin R. Benante	0	$0	97,648	29,629	$3,065,724	$212,840
George J. Yohrling	36,894	$1,294,643	27,776	14,061	$750,445	$101,439
David J. Linton	0	$0	1,867	10,356	$6,441	$36,190
Edward Bloom	22,880	$1,039,293	30,912	12,144	$914,240	$87,606
Glenn E. Tynan	0	$0	10,292	6,330	$284,547	$38,852

(a)	Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.
(b)	Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the closing price on February 14, 2006, which was $59.36 per share) and the aggregate exercise price for such shares.

Performance Units

      The Executive Compensation Committee awarded performance units in November 2005 to the Named Executive Officers. These performance units will mature in December 2008 and will be paid in early 2009 if applicable. Performance units are denominated in dollars and payable in cash approximately three years after their award date, contingent upon attaining an average annual return on capital and an average annual sales growth rate over a three-year performance period as objectives established by the Executive Compensation Committee. Awards are based on the extent to which these objectives are achieved by the business units with which the officer is affiliated. Awards to executives at the corporate level are based on the extent to which the Company as a whole achieves these objectives.

      The values shown below reflect the potential value at a target value of one dollar per unit payable at the end of the three-year performance period if the Company's average return on capital and average annual sales growth rate objectives are attained. The chart also reflects the fact that each unit may prove to be worth a maximum of approximately two dollars if both performance targets are substantially exceeded, or nothing at all, depending upon the extent to which the performance targets are not met.

Name	Number of Units	Minimum Value		Target Value		Maximum Value		Performance Period
Martin R. Benante	2005–634,200 2004–634,200 2003–603,400	$ $ $	0 0 0	$ $ $	634,200 634,200 603,400	$ $ $	1,287,426 1,287,426 1,224,902	2006–2008 2005–2007 2004–2006
George J. Yohrling	2005–300,300 2004–300,300 2003–288,750	$ $ $	0 0 0	$ $ $	300,300 300,300 288,750	$ $ $	609,609 609,609 586,162	2006–2008 2005–2007 2004–2006
David J. Linton	2005–280,000 2004–280,000	$ $	0 0	$ $	280,000 280,000	$ $	568,400 568,400	2006–2008 2005–2007
Edward Bloom	2005–259,350 2004–259,350 2003–249,375	$ $ $	0 0 0	$ $ $	259,350 259,350 249,375	$ $ $	526,480 526,480 506,231	2006–2008 2005–2007 2004–2006
Glenn E. Tynan	2005–145,600 2004–145,600 2003– 92,400	$ $ $	0 0 0	$ $ $	145,600 145,600 92,400	$ $ $	295,568 295,568 187,572	2006–2008 2005–2007 2004–2006

Performance Shares

      The Executive Compensation Committee awarded Performance Shares in November 2005 to the Named Executive Officers. Performance Shares are denominated in shares of and will be earned as Common Stock early in 2009 contingent upon the extent to which certain previously established performance objectives are achieved over the three-year period ending at the close of business on December 31, 2008. Awards to executives are based on the extent to which the Company as a whole achieves these objectives. The performance objectives that have been set for the three-year performance period that relates to the 2005 grant of Performance Shares are net income performance versus approved net income budget and net income as a percentage of total sales relative to our peer group.

      The values shown below reflect the potential value of the Performance Share grant at the end of the performance period if the Company's net income performance and net income as a percentage of total sales relative to our peer group objectives are attained. The chart also reflects the fact that each share may prove to be worth up to a maximum of 200% of the grant target value if all performance targets are substantially exceeded, or nothing at all, depending upon the extent to which the performance targets are not met.

Name	Cash Value of Shares Granted	Number of Shares Granted	Minimum Award	Target Number of Shares	Maximum Number of Shares	Performance Period
Martin R. Benante	$998,000	17,873	0	17,873	35,746	2006–2008
George J. Yohrling	$316,875	5,675	0	5,675	11,350	2006–2008
David J. Linton	$272,752	4,885	0	4,885	9,770	2006–2008
Edward Bloom	$273,000	4,889	0	4,889	9,778	2006–2008
Glenn E. Tynan	$377,000	6,752	0	6,752	13,504	2006–2008

Contracts with Named Executive Officers

      Severance Agreements. Pursuant to a policy established by our Board of Directors in 1977 designed to retain key employees, the Company has at-will severance agreements with Messrs. Benante, Yohrling, Linton, Bloom, and Tynan. In the case of involuntary termination of employment other than for cause, these agreements provide for the payment of severance pay in an amount equal to one year's base salary and bonus at the time of termination as well as the continued availability of certain employee benefits for a period of one year following termination. The at-will severance agreements provide that such severance pay and benefits also would be made available in the case of voluntary retirement or termination of employment that is the direct result of a change in the terms or conditions of employment, including a reduction in compensation or job responsibilities. At the option of the employee, the amount of severance pay may be paid over the two-year period following such termination, in which case the employee benefits would continue in effect for the same period. The agreements further provide that the payment of severance pay and the availability of benefits are contingent upon a number of conditions, including the employee's performance of his agreements with respect to providing consulting services, releasing the Company from any employment related claims, and not entering into competition with the Company.

      Change in Control Agreements. Consistent with our policy designed to retain key employees, the Company also has Change in Control severance protection agreements with Messrs. Benante, Yohrling, Linton, Bloom, and Tynan. The agreements with Messrs. Benante, Yohrling, Linton, Bloom, and Tynan provide for payment of severance pay equal to three times the sum of the executive's base salary and average annual bonus over a three-year period and the continued availability of certain employee benefits for a period of three years following termination of employment, in each case if employment is terminated within 24 months following a change in control of the Company. Mr. Benante's agreement differs from those of Messrs. Yohrling, Linton, Bloom and Tynan in that Mr. Benante may voluntarily terminate his employment with the Company for any reason after the first year of service following a change in control and still obtain the benefits provided under the agreement.

      All Change in Control severance protection agreements provide for the vesting of all benefits accrued through the termination of employment in our Retirement, Retirement Restoration Plans, and our Long-Term Incentive Plans, provided that if vesting under any such plan is not permitted by applicable law an actuarially determined lump sum will be paid in an amount equaling the non-vested benefit under the applicable plan. All Change-in-Control severance protection agreements further provide that upon a change in control any previously awarded performance units will be paid on a pro-rata basis (unless the employee is at least 62 years old and has worked for the Company for at least five years, in which case such performance units will be paid in full) for the period of employment and that previously awarded stock options will become fully vested and exercisable. The severance pay and benefits under the Change-in-Control severance protection agreements are in lieu of any that would be provided under our at-will severance agreements discussed above.

      Retirement and Consulting Agreement. Effective March 1, 2006, George J. Yohrling voluntarily resigned from his offices of Executive Vice President of the Company and Chairman of Curtiss-Wright Controls, Inc. Prior to Mr. Yohrling's resignation, we entered into a retirement and consulting agreement with him that provides for his retirement on March 1, 2006 and the engagement of Mr. Yohrling as our consultant commencing on his retirement date and ending on February 28, 2007. The agreement may be renewed for two additional one-year terms by approval of the Executive Compensation Committee. Extension of the agreement beyond the second renewal year requires approval of the Board. Under the agreement Mr. Yohrling will be paid an annual consulting fee of $287,000, payable in monthly installments, and will be eligible to receive an annual incentive payment with a target value of $159,000 based on performance goals agreed to by Mr. Yohrling and the Company's Chief Executive Officer. During the term of the agreement Mr. Yohrling will also receive medical and dental benefits on the same terms as other employees of the Company and will be eligible for reimbursement of financial counseling services up to a maximum cost of $7,500.

Retirement Plan

      Our Retirement Plan is a tax qualified, defined benefit, trusteed plan. The Retirement Plan is made up of two separate benefits: a traditional, final-average-pay formula plan and a cash-balance component. Both are non-contributory, and most employees participate in one or both of the benefits, including the Named Executive Officers. On September 1, 1994, we amended the Retirement Plan, and any benefits accrued as of August 31, 1994 were transferred into the amended Retirement Plan.

      The Retirement Plan as amended provides for an annual benefit at age 65 of 1.5% times the five year final average compensation in excess of social security covered compensation plus 1% of the five year final average compensation up to social security covered compensation, in each case multiplied by the participant's years of service after September 1, 1994, not to exceed 35. In addition, a participant earns a pay-based cash balance credit equal to 3% of his or her annual compensation.

      The Retirement Plan provides a total retirement benefit equal to the August 31, 1994 accrued benefit, indexed to reflect increases in compensation, as defined by the plan, from that date forward plus the benefit accrued after September 1, 1994 under the amended final average pay formula.

      As of August 31, 1994 the following monthly pension benefits had been accrued: Martin R. Benante, $137; Ed Bloom, $2,922; and George J. Yohrling, $2,559. Mr. Linton and Mr. Tynan commenced their employment with the Company after September 1, 1994, and therefore did not accrue a monthly pension under the Retirement Plan prior to September 1, 1994; however, they, along with the other Named Executive Officers, continue to accrue a benefit under the amended Retirement Plan.

      The chart below illustrates the estimated amount of annual benefit attributable to service after September 1, 1994 that would be payable on a straight life annuity basis, upon retirement at age 65, under the final average pay formula of the Retirement Plan. The compensation covered by the Retirement Plan is substantially equivalent to the cash compensation reported under the headings entitled “Salary”, “Bonus” and “LTIP Payouts” in the Summary Compensation Table above for the Named Executive Officers. The illustrations take account of the social security covered compensation amount that would be applicable to a participant retiring at age 65 in 2006. Benefit amounts are not subject to reduction for any Social Security benefits to which the participant may be entitled. The benefit illustrations do not take into account accruals under the cash balance formula of the Retirement Plan. Under the Employee Retirement Income Security Act of 1974, participants may elect to receive their benefits in a form that provides survivor annuity payments to the participant's spouse and under which the amount payable to the participant during his or her life would be less than indicated above.

	Credited Service
Final Average Compensation	15 (yrs)	20	25	30	35
$ 200,000	$41,156	$54,875	$68,594	$82,312	$96,031
$ 250,000	$52,406	$69,875	$87,344	$104,812	$122,281
$ 300,000	$63,656	$84,875	$106,094	$127,312	$148,531
$ 400,000	$86,156	$114,875	$143,594	$172,312	$201,031
$ 500,000	$108,656	$144,875	$181,094	$217,312	$253,531
$ 550,000	$119,606	$159,875	$199,844	$239,812	$279,781
$ 600,000	$131,156	$174,875	$218,594	$262,312	$306,031
$ 700,000	$153,656	$204,875	$256,094	$307,312	$358,531
$ 800,000	$176,156	$234,875	$293,594	$352,312	$411,031
$ 900,000	$198,656	$264,875	$331,094	$397,312	$463,531
$1,000,000	$221,156	$294,875	$368,594	$442,312	$516,031

      Under the Internal Revenue Code (“Code”) and applicable regulations, as effective for 2005, the maximum allowable annual benefit under the Retirement Plan is $170,000, subject to adjustment in the event that the participant remains in employment after age 65, and the maximum annual compensation that may be taken into account in the determination of benefits under the Retirement Plan is $210,000. The Company maintains a Retirement Benefits Restoration Plan (the “Restoration Plan”) under which participants in the Retirement Plan whose compensation or benefits would exceed the limits imposed by the Code will receive a supplemental retirement benefit equal to the excess of the amount that would have been payable under the Retirement Plan but for such limits over the amount actually payable from the Retirement Plan after taking account of such limits. The Restoration Plan and benefits payable thereunder are not funded. The amounts shown in the above chart are inclusive of amounts that would be payable under the Restoration Plan. In the event of a change in control, we have agreed to fund a Rabbi trust agreement between the Company and PNC Bank, N.A., dated January 30, 1998, which provides for the payment of the Company's obligation under the Restoration Plan.

      Years of Credited Service under the Retirement Plan at December 31, 2005 are as follows: Martin R. Benante, 27 years; George J. Yohrling, 29 years; David J. Linton, 1 year, 8 months; Edward Bloom, 32 years; and Glenn E. Tynan, 5 years. The benefits of each of these persons under the Retirement Plan and the Restoration Plan, as of such date, would include amounts accrued under the pay-based cash balance credit described above, during the lesser of his full period of credited service or eleven years and four months of credited service. Benefit amounts attributable to the pay-based cash balance credit are not taken into account in the above chart.

      In April 1999, we entered into a supplemental retirement agreement with Mr. Yohrling. The agreement provides certain enhanced retirement benefits on an annual basis for as long as Mr. Yohrling remains an employee of the Company. As of February 1, 2005, Mr. Yohrling accrued a monthly benefit of $2,500.

      The following report of the Executive Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

Report of Executive Compensation Committee
on 2005 Executive Compensation

      The Executive Compensation Committee of the Board of Directors (the “Committee”) determines the compensation of the Chief Executive Officer and recommends to the full Board the compensation levels for the remaining executive officers of the Company. The Committee also oversees the administration of the Company's executive compensation programs. To assist it in determining the proper levels of compensation for the Chief Executive Officer and the remaining executive officers, the Committee engaged an independent executive compensation consultant to provide the Committee with advice on such matters. The Committee is composed entirely of independent Directors.

      In 2005, the Company's compensation program for the executive officers consisted of base salary, a short-term cash bonus contingent upon the achievement of annual goals, and long-term incentive opportunities consisting of stock options, performance units and performance-based restricted stock contingent upon the achievement of three-year performance objectives. The mix of pay reflects the Company's desire to place a significant portion of executive officer pay at risk thereby creating a strong, direct link between level of compensation and Company and individual performance. The amount of incentive compensation actually delivered for each of these elements is determined by considering a number of financial, operational and individual performance factors and goals, the relative value of the individual's position, and external competitive peer group and general market data.

Compensation Philosophy

      The Committee is guided by the following key principles in determining compensation for hiring, motivating, rewarding, and retaining executive officers who create both short and long-term shareholder value for the Company:

•	Compensation should be heavily based on Company and individual performance. The Committee believes a majority of each executive officer's pay package should be directly linked to financial, operational, and individual performance factors and goals. Our compensation program is designed: (i) to strike a balance between short and long-term Company objectives; (ii) to build shareholder value; and (iii) to reward performance at the corporate, business unit, and individual levels.

•	Incentive goals should foster above-average achievement of specific, business-essential goals. The Committee believes that to align pay properly with performance, stretch objectives must be established at the beginning of the plan year or performance cycle so executives can work toward the achievement of impactful goals. If superior performance is achieved, then incentive compensation should also be in the superior range, 75% or greater than those similarly situated executives in the Company's peer group. Conversely, if performance is modest or below acceptable levels, the result should be minimal or no incentive payments.

•	A reasonable amount of total compensation should be based on leveraged equity. The Committee believes that fair market value grants of stock options and performance-based restricted stock effectively align executive and shareholder interests and provide proper motivation for enhancing shareholder value.

•	Total compensation opportunities should align competitively with the general industry and the Company's peer group. The Committee believes compensation opportunities should reflect the competitive marketplace in which we compete for talent and business. This will ensure that we can continue to attract, retain, and motivate talented executives needed to drive the growth of our business and improve our returns for shareholders. Fixed components of pay, such as salary and certain benefits, are targeted between the 50th and 60th percentiles of our selected peer group. Opportunities from variable components of pay, such as annual cash bonuses and long-term incentive awards, are targeted to align pay delivery with the industries in which we compete and the Company's selected peer group.

•	Tax deductibility of executive pay should be preserved. The Committee believes that compensation paid to the Company's five most highly compensated officers should qualify as performance-based compensation and should be deductible for federal income tax purposes under Section 162(m) of the Code. However, it may not be possible to satisfy all conditions of the Code for deductibility and still meet the Company's compensation objectives, so in those limited situations, some compensation paid to these executives may not be tax deductible.

      Salary. Officer salaries are subject to annual review by the Committee and are adjusted based on analyzing competitive market data consisting of general industry data in which it competes and the Company's peer group for the position, individual performance, and the officer's contributions to the Company. The Committee also considers the recommendations of the Committee's compensation consultant as to appropriate target salary levels for the Company's officers. The Committee targets our officers' salaries between the 50th and 60th percentiles of our selected peer group. A number of objective financial measures of performance, corporate and business unit, as appropriate, are also considered. The Board of Directors acts upon the recommendations of the Executive Compensation Committee as to salary adjustments for all executive officers other than Mr. Benante's salary, which is established exclusively by the Committee. In determining Mr. Benante's salary, the Committee took into account the compensation paid by the Company's peer group members to their chief executive officers as well as Mr. Benante's performance and the Company's performance over the past year, including return on capital employed and operating free cash flow, both for the full years 2004 and 2003 and, on a year-to-date basis, for 2005. In 2005, Mr. Benante's annual salary rate was established to be in line with the salaries paid by the Company's peer group to their chief executive officers with similar levels of experience.

      Bonus. In fiscal 2005, the annual Curtiss-Wright Modified Incentive Compensation Plan (“MICP”) was the principal means by which short-term incentive compensation of the Company's elected officers was determined. Since 1998, the Company's MICP has been structured to align short-term incentive compensation with the Company's short-term performance objectives and the short-term incentive target levels established in the Company's peer group. Payments under the MICP are made both to officers and to a broad group of other key employees. The amount of the annual bonus paid to each participant, including Mr. Benante, under the MICP is based on the attainment of performance objectives agreed upon by the Board of Directors, senior management, and the Committee by the end of the first quarter of the performance year. The 2005 MICP awards were paid early in the year and were based on performance objectives achieved during 2004. Each participant in the MICP is notified early in the plan year of a target bonus and range of opportunity based on a percentage of the executive's earned base salary. In 2004, paid in early 2005, the target cash bonus ranges were fixed at 60% for the chief executive officer, 50% for the each business unit president, and 50% for the chief financial officer. The potential range of value delivered to each participant includes a threshold performance level below which no bonus is paid, a target level of performance at which the full target bonus opportunity is paid, and a maximum performance level at which the maximum bonus is paid. The threshold performance level is set at approximately 50% of the target performance level and the maximum performance level is set at 200% of the target performance level. A participant is compensated proportionately based on the participant's individual performance against pre-established goals and the Company's performance against its pre-established financial goals.

      Sixty percent (60%) of each MICP award is based on financial objectives (operating earnings) and forty percent (40%) on individual objectives, which may include significant other financial and operating objectives and personal goals. A target level of operating earnings was proposed by senior management and approved by the Committee. With regard to the forty percent (40%) tied to a participant's individual objectives, the Committee considers the success of a participant in attaining agreed upon performance objectives for the year. The individual objectives are generally measurable and weighted as appropriate to relative importance to the success of the Company.

      Long-Term Incentive Grants and Awards. The long-term incentive (“LTI”) plan of the Company was designed to complement the MICP and to provide long-term equity-based and cash based incentive compensation to the Company's executive officers and key employees. In 2005, the long-term incentive grants consisted of performance units, performance shares and non-qualified stock options. These long-term incentive grants are intended to drive behaviors affecting a longer performance timeframe (currently three years) with a goal of increasing the intrinsic value of the Company and improving the results of the business units with which they are associated. The target long-term incentive grant ranges were based upon competitive practice in the Company's peer group expressed as a percentage of base salary. In 2005, the value of stock options and performance units granted to the Company's executive officers remained constant with those levels provided in 2004. Increases in the target value of the LTI award were made in the form of performance-based restricted stock with the total target value for the 2005 LTI award equaling 280% for the chief executive officer and 195% for all other named executives.

      In determining the 2005 LTI awards, the Committee considered the effect that the efforts of the recipients could have on the growth and value of the Company and their overall contribution to the business. In awarding part of the total LTI grant in the form of performance units to its executive officers, the Committee considered specific objectives relating to the average annual sales growth of the individual business unit, the segment, or the Company as a whole, as appropriate, over a three-year period ending December 31, 2008, to the average annual return on capital as defined, during the same period for the respective organizations. In awarding part of the LTI grant in the form of performance-based restricted stock to executive officers, the Committee compared specific objectives relating to the average annual sales growth of the individual business unit and net income versus budget, over a three-year period ending December 31, 2008, to the average annual return on capital, as defined, during the same period for the respective organizations. The Committee also considered the amount of 2005 and 2004 base pay, the annual cash bonus received by the executive officers in each of those years, and the 2004 stock options and performance unit grants that each had received.

      The Executive Compensation Committee may grant options to purchase shares of Common Stock of the Company to any officer or other employee who, in the judgment of the Committee, is in a position to contribute significantly to the Company's success. Options were granted with an exercise price of 100% of the fair market value of the Common Stock on the date of grant. Options granted in 2005 have a ten-year term and vest in equal amounts over a three-year period.

      In 2005, the Committee continued the practice of having long-term incentive awards bear a relationship to base salary, based on the target percentages suggested by the Committee's outside compensation consultant. Target awards for executive officers were adjusted in 2005 based on recommendations from the Committee's outside compensation consultant as to what practices and levels were consistent with the competitive practice in the Company's peer group and the industry in general. Recommendations supplied by the compensation consultant also confirmed that the new target levels for LTI grants were fair and reasonable and consistent with corresponding awards made by other corporations in our peer group.

      In making a grant of long-term incentive compensation to Mr. Benante, the Committee considered factors specific to those of a chief executive officer. The Committee made the award to Mr. Benante to provide a further incentive to continue his efforts to advance the long term interests of the Company. Mr. Benante's dedication to the strategic planning process and the progress that he continues to make in identifying and exploring growth opportunities were considered, as was the impact that Mr. Benante's efforts could have on future growth of the Company. The Committee also considered the compensation awarded other chief executive officers, as reported by the compensation consultant advising the Committee with respect to its overall executive compensation program. A number of objective financial measures of corporate performance were also considered.

      In early 2005, an LTI award was made based upon the 2001 performance unit grants. The amounts of these awards were tied directly to the measures approved and communicated in 2001. The awards are listed in the Summary Compensation Table under the heading “LTI Payouts”.

      Employee Stock Purchase Plan. The purpose of the employee stock purchase plan (“ESPP”) is to encourage employees of the Company and its subsidiaries to increase their ownership in the Company's Common Stock. To achieve this purpose, the ESPP provides employees with the opportunity to purchase the Company's Common Stock through a payroll deduction at a 15% discount of the fair market value of the stock, unless (i) the employee owns more than 5% of our Common Stock or (ii) the employee is customarily employed for less than 20 hours per week. The ESPP is offered in six-month “offering periods” commencing on December 1 and June 1. At the end of each offering period, all participant contributions are used to purchase a number of shares of common stock, subject to adjustment, in an amount equal to 85% of the lower of the fair market value of the common stock on the first day of such offering period or the last day of such offering period. An employee who elects to participate in the ESPP will have payroll deductions made on each payday during the six-month period. During 2005, three of the Named Executive Officers participated in the ESPP. Mr. Benante purchased 340 shares of Common Stock under the plan, Mr. Bloom purchased 479 shares and Mr. Linton purchased 688 shares.

      Any participants in the Plan who are required to report their beneficial ownership under Section 16 of the Exchange Act are subject to blackout periods, which are limited to those periods during which it would be difficult to prove that our insiders are not in possession of material insider information, whether or not they in fact are in possession of such information. With respect to each fiscal quarter, the black-out period begins two weeks before the end of a fiscal quarter and ends on (and includes) the second business date after our earnings are released to the public. Blackout dates are subject to change from time to time at the discretion of the Board of Directors.

Summary

      The Executive Compensation Committee believes that the total compensation for fiscal 2005 of Mr. Benante and the other executive officers of the Company was fair both to them, to the Company, and to the Company's shareholders based on the actual results of both their performance and the Company's financial results. The Executive Compensation Committee bases this conclusion of the following factors:

1.	Target cash compensation levels (salary and annual bonus) approximate the marketplace target philosophy;
2.	The grant of stock options has been judicious;
3.	The Committee made necessary adjustments based upon the executive compensation consultant's January 2005 report, which revealed that the Company's executive officers were conservatively compensated in light of its size relative to peers and its positive financial and stock price performance; and
4.	The compensation program has enabled the Company to attract and retain top executive talent.

EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

JOHN R. MYERS, Chairman WILLIAM B. MITCHELL J. MCLAIN STEWART ADMIRAL (RET.) JAMES B. BUSEY IV

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act and the rules thereunder of the Securities and Exchange Commission require the Company's Directors and officers to file with the Commission reports of their ownership and changes in ownership of Common Stock. Personnel of the Company generally prepare these reports on the basis of information obtained from each Director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its Directors and officers during the year ended December 31, 2005 were filed on time, except that a report for George J. Yohrling covering a sale of Common Stock made December 7, 2005 was not filed on time and was filed under a Form 5 on January 20, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of February 15, 2006 for the beneficial ownership of Common Stock by (a) each shareholder who, to the Company's knowledge, is the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each nominee for Director of the Company, (c) each Named Executive Officer and (d) all nominees for Director and executive officers of the Company as a group. The ownership and percentage of class has been adjusted to reflect our 2-for-1 stock dividend paid on December 17, 2003. The percentages in the third column are based on 21,771,201 shares of Common Stock outstanding on February 15, 2006. In each case, except as otherwise indicated in the footnotes to the table, the shares shown in the second column are owned directly or indirectly by the individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations. Inclusion in the table of shares not owned directly by the named Director or executive officer does not constitute an admission that such shares are beneficially owned by the Director or officer for any other purpose.

Name of Beneficial Owner	Number of Shares Beneficially Owned(a)		Percentage of Class
Singleton Group LLC	1,881,480	(b)	8.6%
Gabelli Asset Management, Inc.	1,715,896	(c)	7.9
Neuberger Berman Inc.	1,565,126	(d)	7.2
Merrill Lynch & Co., Inc.	1,165,940	(e)	5.4
Martin R. Benante	98,645	(f)(g)	*
Edward Bloom	42,220	(f)(g)	*
James B. Busey IV	11,214	(f)(h)	*
S. Marce Fuller	3,803	(f)(h)	*
David J. Linton	4,663	(f)(g)	*
Carl G. Miller	2,460	(f)(h)	*
William B. Mitchell	4,897	(f)(h)	*
John R. Myers	6,323	(f)(h)	*
William W. Sihler	3,933	(f)(h)	*
Glenn E. Tynan	14,056	(f)(g)	*
George J. Yohrling	39,489	(f)(g)	*
Directors and Executive Officers as a group (16 persons)	249,433	(i)	1.1

*	Less than 1%.
(a)	Reflects a 2-for-1 stock dividend paid on December 17, 2003.
(b)	Address is 11661 San Vicente Boulevard, Suite 915, Los Angeles, California, 90049. The information as to the beneficial ownership of Common Stock by Singleton Group LLC was obtained from Amendment No. 1, dated June 29, 2005, to its statement on Schedule 13D, filed with the Securities and Exchange Commission. Such report discloses that at June 29, 2005: (1) the Singleton Group LLC possessed shared voting and dispositive power with respect to 1,881,480 shares of Common Stock, (2) Caroline W. Singleton possessed shared voting and dispositive power with respect to 1,881,480 shares of Common Stock, (3) William W. Singleton possessed shared voting and dispositive power with respect to 1,881,480 shares of Common Stock and (4) Donald E. Rugg possessed shared voting and dispositive power with respect to 1,881,480 shares of Common Stock and sole voting and dispositive power with respect to 28 shares of Common Stock.
(c)	Address is One Corporate Center, Rye, New York, 10580. The information as to the beneficial ownership of Common Stock by Gabelli Asset Management Inc. was obtained from Amendment No. 28, dated May 31, 2005, to its statement on Schedule 13D, filed with the Securities and Exchange Commission. Such Schedule 13D discloses that at May 31, 2005: (1) Gabelli Funds, LLC possessed sole voting and dispositive power with respect to 612,296 shares of Common Stock, (2) GAMCO Investors, Inc. possessed sole voting power with respect to 976,600 shares of Common Stock and sole dispositive power with respect to 1,096,600 shares of Common Stock, (3) Gabelli Securities, Inc. possessed sole voting and dispositive power with respect to 5,000 shares of Common Stock and (4) Gabelli Advisers, Inc. possessed sole voting and dispositive power with respect to 2,000 shares of Common Stock.

(d)	Address is 605 Third Avenue, New York, New York, 10158. The information as to the beneficial ownership of Common Stock by Neuberger Berman Inc. was obtained from its statement on Schedule 13G, dated February 14, 2006, filed with the Securities and Exchange Commission. Such report discloses that at February 14, 2006: Neuberger Berman Inc. possessed sole voting power with respect to 10,226 shares of Common Stock, shared voting power with respect to 1,294,200 shares of Common Stock and shared dispositive power with respect to 1,565,126 shares of Common Stock.
(e)	Address is World Financial Center, North Tower, 250 Vesey Street, New York, New York, 10381. The information as to the beneficial ownership of Common Stock by Merrill Lynch & Co., Inc. was obtained from its statement on Schedule 13G, dated February 8, 2006, filed with the Securities and Exchange Commission. Such report discloses that at February 8, 2006, Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) possessed shared voting and dispositive power with respect to 1,165,940 shares of Common Stock.
(f)	Address is c/o Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey, 07068.
(g)	Includes shares of Common Stock that the Named Executive Officers have the right to acquire through the exercise of stock options within 60 days of February 15, 2006 as follows: Martin R. Benante, 97,648; George J. Yohrling, 27,776; David J. Linton, 1,867; Edward Bloom, 30,912; and Glenn E. Tynan, 10,292.
(h)	Includes shares of restricted Common Stock owned by the Directors as follows: James B. Busey IV, 622; S. Marce Fuller, 778; Carl G. Miller, 1,420; William B. Mitchell, 1,532; John R. Myers, 622; and William W. Sihler, 622.
(i)	Includes shares of Common Stock as indicated in the preceding footnotes.

Equity Compensation Plan Information

      The following table sets forth information regarding the Company's equity compensation plans as of December 31, 2005, the end of the Company's most recently completed fiscal year:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Options Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,035,650	(a)	$36.42	3,190,404(b	)
Equity compensation plans not approved by security holders	None		Not applicable	Not applicable

(a)	Consists of 958,018 shares issuable upon exercise of outstanding options under the 2005 Omnibus Long-Term Incentive Plan and the 1995 Long-Term Incentive Plan, 48,605 shares issuable under the Employee Stock Purchase Plan and 29,027 shares outstanding under the 1996 Stock Plan for Non-Employee Directors.
(b)	Consists of 2,257,582 shares available for future option grants under the 2005 Omnibus Long-Term Incentive Plan, 882,822 shares remaining available for issuance under the Employee Stock Purchase Plan and 50,000 shares remaining available for issuance under the 2005 Stock Plan for Non-Employee Directors.

      The following performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference therein.

PERFORMANCE GRAPH

      The following graph compares the annual change in the cumulative total return on the Company's Common Stock and Class B common stock during the Company's last five fiscal years with the annual change in the cumulative total return of the Russell 2000 index, the S&P SmallCap 600 Index and the S&P 500 Aerospace & Defense Index. The graph assumes an investment of $100 on December 31, 2000 and the reinvestment of all dividends paid during the following five fiscal years.

D
O
L
L
A
R
S

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

Curtiss-Wright

S&P Aerospace/Defense

Russell 2000

Curtiss-Wright-Class B

S&P SmallCap 600 Index

12/00

12/01

12/02

12/03

12/04

12/05

$300

$250

$200

$150

$100

$50

$0

Company/Index	2000	2001	2002	2003	2004	2005
Curtiss-Wright Corporation	100	103.87	140.09	199.36	256.01	245.13
Curtiss-Wright Corp.—Class B*	100	104.30	141.06	205.21	258.88	N/A
S&P SmallCap 600	100	106.54	90.95	126.23	154.82	166.71
Russell 2000	100	102.49	81.49	120.00	142.00	148.46
S&P 500 Aerospace and Defense	100	82.27	78.04	96.06	111.43	129.18

* The Company's Class B common stock ceased trading in May 2005.

PROPOSAL TWO: APPROVAL OF THE INCENTIVE
COMPENSATION PLAN

General Information

      The shareholders will be asked at the Annual Meeting to vote on a proposal to approve the adoption of the Curtiss-Wright Corporation Incentive Compensation Plan (the “Plan”). The Board of Directors of the Company adopted the Plan on February 7, 2006 and recommended that the Plan be submitted for shareholder approval. The Plan will replace the Company's Modified Incentive Compensation Plan. The effective date of the Plan will be January 1, 2006, and no awards may be granted under the Plan prior to such date. A copy of the Plan is attached to this Proxy Statement as Appendix B, and we will furnish a copy of the Plan to any shareholder who makes a written request to at the address given under the caption “2005 Annual Report on Form 10-K” below.

      The affirmative vote of a majority of the votes duly cast at the Annual Meeting on this Proposal Two is required for the adoption of the Plan, and the total votes cast on this proposal must represent over 50% of all shares entitled to vote. Thus, a shareholder who does not vote will not affect the outcome of the vote so long as over 50% of the outstanding shares of Common Stock are voted on this Proposal Two. An abstention will be counted for purposes of determining whether a quorum exists for the Annual Meeting but not for the purpose of determining whether more than 50% of the outstanding shares have been voted on this Proposal Two.

      A broker who holds shares of common stock in “street name” as nominee for customers who are the beneficial owners of such shares will not have authority to vote such shares on this Proposal Two unless the broker receives specific voting instructions from such customers. Shares of common stock represented by proxies duly returned by a broker holding such shares in nominee or “street name” will be counted for purposes of determining whether a quorum exists for the Annual Meeting, even if such shares are not voted on this Proposal Two. Votes which are not cast by brokers because they have received no instructions from one or more of their customers are known as “broker non-votes” and will not count as a vote cast on this Proposal Two.

Background

      Section 162(m) of the Code disallows a deduction to the Company for any compensation paid to a “Covered Employee” in excess of $1 million per year, subject to certain exceptions. In general, “Covered Employees” include the chief executive officer and the four most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board composed solely of two or more outside directors, shareholder approval of the material terms of such compensation prior to payment, and certification by the Committee that the performance goals for the payment of such compensation have been achieved.

      The Board believes that the Company's future success would be enhanced by its ability to remain competitive with other companies in attracting, retaining and motivating officers and key employees through the use of performance-based incentive compensation. Accordingly, the Board and management believe that approval of the Plan is in the best interest of the Company and its shareholders. In the event that the required shareholder approval is not obtained, the Committee would then consider alternative incentive compensation arrangements that may or may not qualify as performance-based compensation under Section 162(m) of the Code.

Purpose

      The purpose of the Plan is to encourage and reward participants for superior levels of Company and individual performance; link compensation opportunities to performance and reinforce a pay-for-performance culture; support the Company's executive recruitment and retention objectives; and be consistent with market practices and the Company's executive compensation philosophy.

Participation

      The Executive Compensation Committee of the Board of Directors (the “Committee”) will determine the participants (“Participants”) to receive incentive awards for the preceding year, the amount and form of each award and the terms and conditions applicable to it, all at the sole discretion of the Committee. The Committee may delegate authority to the Company's Chief Executive Officer (“CEO”) regarding determinations applicable to non-officer participants. Selection as a participant for one Plan year conveys no right to participate in any subsequent Plan year. Approximately 403 individuals will be eligible for awards under the Plan to be paid in 2007.

Target Awards

      The Committee, based on input from the CEO, will establish guidelines for a potential incentive opportunity based on the achievement of target goals (a “Target Award”) expressed as a percentage of annual base salary for each Participant, provided, however, that the Committee will maintain sole responsibility for annually determining the specific Target Awards for the CEO and other officers of the Company. Target Awards below CEO and officer level may be delegated to the CEO and will be established based on each Participant's role within the organization, consistent with guidelines established and approved by the Committee based upon competitive market practices, the Company's compensation philosophy, and other relevant considerations.

Annual Awards

      At the beginning of each fiscal year, the Committee approves and the Board of Directors ratifies performance measures, standards, and goals for the CEO and officers for the year. The CEO will approve performance measures, standards, and goals for Participants below the officer level. The degree of achievement of those goals will determine the award earned at the end of the year. For officers, performance achievement will be based on one or more of the following performance measures: (i) operating income, net earnings, or net income (before or after taxes); (ii) earnings growth; (iii) earnings per share; (iv) net sales (including net sales growth); (v) gross profits or net operating profit; (vi) return measures (including, but not limited to, return on assets, capital, equity and sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (viii) revenue growth; (ix) earnings before or after taxes, interest, depreciation, and/or amortization; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets; (xiii) margins (including, but not limited to, gross or operating margins); (xiv) operating efficiency; (xv) customer satisfaction or increase in the number of strategic or operational initiatives; (xvi) attainment of budget goals; (xvii) attainment of strategic or operational initiatives; (xviii) market share; (xix) cost containment or reductions; (xx) working capital targets; (xxi) economic value added or other value-added measures; and (xxii) individual goals directly related to business performance. Any performance measure may be used to measure the performance of the Company and/or any of its affiliates as a whole, any business unit thereof or any combination thereof or compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate. In no event may awards for Participants be increased on a discretionary basis.

Company Minimum Performance Requirements

      At the beginning of each fiscal year, the Committee will establish a threshold level of financial performance for the Company representing the lowest acceptable level of performance for the year below which no awards will be made to any Participant for that specific financial performance target.

Individual Qualification

      Each Participant must remain an employee at the actual payment date for an award and in good standing with the Company and satisfy the overall standards of performance generally established for the Participant's position throughout the year to qualify for an award for that Plan year.

Payment of Awards

      Incentive awards for any year may be made in cash. The Committee will review and approve awards and advise the Board of Directors of the awards for the Company's officers.

      In the discretion of the Committee, awards may be paid either promptly after the award is made or over any period of time, or in any number of payments, which need not be uniform in amount. Amounts not paid at the time of an award may be retained by the Company and its subsidiaries (without liability for interest) pending payment in accordance with the terms and conditions of such award.

Voluntary Deferral of Awards and Forfeiture of Deferred Awards

      A Participant may choose to defer payment of the earned portion of the award according to whatever provisions the Company may make for deferral of compensation from time to time. Forfeiture of any deferrals will be determined in accordance with the terms of the plan or conditions under which the deferrals were made.

Termination of Employment

      A Participant must continue to be an employee of the Company through the actual payment date for an award or such other date as may be specified by the Committee on which a Participant attains a vested interest in all or a portion of the award to receive payment for an award. Any Participant who terminates employment (except in the case of death, disability or retirement) with the Company before the right to an award becomes vested will forfeit such unvested award unless the CEO approves the payment, in whole or in part, for a Participant below the officer level, and the Committee approves the payment, in whole or in part, for a Participant who is or was the CEO or an officer. Upon approval, an award may be paid as part of a separation agreement but only if the employee signs the Company release and settlement. In no event may a payment be made to an employee terminated for cause.

Death or Disability

      In the event that any Participant's employment with the Company terminates by reason of death or disability, that Participant's prorata unvested award will immediately vest at the time of his or her termination and will become payable to the Participant or the Participant's estate or beneficiary at the same time other awards under the Plan are paid. Any right to receive an award will not be transferable other than by will or the laws of descent and distribution.

Retirement

      If a Participant's employment with the Company is terminated by reason of retirement before any award becomes vested, the Committee (for the CEO and officers) and the CEO (for all other Participants) may, at its sole discretion, accelerate the vesting of all or a portion of the Participant's unvested award(s) and direct that such award(s) be paid to the Participant at the same time as other awards under the Plan are paid.

Promotions, Transfers, Hires

      To the extent that an individual becomes eligible to participate in the Plan, either through a new hire process or through promotion or transfer, after the commencement of a Plan year the CEO has the discretion to allow such individual to become a Participant. Participant rights to such an award, if any, shall be prorated based on the portion of the Plan year during which the Participant held the position qualifying them as eligible for participation in the Plan. Conversely, if, through demotion or job change, an individual's position with the Company changes substantially such that the individual would not otherwise be eligible to participate in the Plan, such individual may be removed from participation in the Plan, and the CEO may award a pro rata award to that individual. If the individual in either case described above is the CEO or an officer, the Committee must approve the participation and award.

Restatement of Financial Statements

      If the Company is required to prepare an accounting restatement as a result of misconduct with any financial reporting requirement under the securities laws, and if a Participant knowingly or grossly negligently engaged in the misconduct or knowingly or grossly negligently failed to prevent the misconduct as determined by the Committee, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the Participant must reimburse the Company the amount of any award earned or accrued during the 12-month period following the filing of the financial document that violates such financial reporting requirement.

Effective Date and Term

      The Plan is effective as of January 1, 2006 and will remain in effect and renew automatically annually unless discontinued by the Committee and subject to periodic review by the shareholders of the Company for purposes of Section 162(m) of the Code.

New Plan Benefits

      The Company cannot currently determine the number or amount of awards that may be granted to Participants under the Plan in the future. Such determinations will be made by the Committee in accordance with the terms of the Plan. In 2005, the Committee approved awards to the Named Executive Officers under the incentive compensation plan currently in effect, which awards are not conditioned on shareholder approval of the Plan. See “Compensation and Other Benefits of Senior Management”. The Committee has not approved any awards that require shareholder approval of the Plan to be effective.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
APPROVAL OF THE INCENTIVE COMPENSATION PLAN

PROPOSAL THREE: APPROVAL OF APPOINTMENT OF THE
INDEPENDENT ACCOUNTANTS

      The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP to act as the Company's independent registered public accounting firm for its fiscal year ending December 31, 2006, subject to the approval of the Company's shareholders as required by the By-laws of the Company. The Board of Directors requests that shareholders approve such appointment. If the shareholders fail to approve the appointment of Deloitte & Touche LLP, our Audit Committee will appoint another independent accounting firm to perform such duties for the current fiscal year and submit the name of such firm for approval by our shareholders.

      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to make such statements and answer such questions as are appropriate.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL
OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT
ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006

Disclosure About Fees

      The following table presents the aggregate fees billed by our independent accountants, Deloitte & Touche LLP, and their respective affiliates for the audit of our annual financial statements for the calendar years ended December 31, 2005 and 2004, as well as other services provided during those periods:

	2005	2004
Audit Fees(a)	$1,733,000	$1,668,000
Audit-Related Fees(b)	14,910	52,000
Tax Fees(c)	257,454	217,000
All Other Fees(d)	—	—

Total	$2,005,364	$1,937,000

(a)	Audit Fees consist of fees billed for services rendered for the annual audit of our consolidated financial statements, audit of management's assessment of the effectiveness of its internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of condensed consolidated financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings or engagements.
(b)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under the caption “Audit Fees”.
(c)	Tax Fees consist of fees billed for services rendered for tax compliance, tax advice and tax planning.
(d)	All Other Fees would consist of fees billed for products and services other than fees as reported in the above three categories.

Pre-Approval Policy for Audit and Non-Audit Services

      The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by the independent accountants. The Audit Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent accountants. To facilitate the prompt handling of certain matters, the Audit Committee delegates to the Chief Financial Officer the authority to approve in advance all audit and non-audit services below $25,000 to be provided by the independent accountants. For permissible non-audit services, we submit to the Audit Committee, at least quarterly, a list of services and a corresponding budget estimate that we recommend the Audit Committee engage the independent auditor to provide. We routinely inform the Audit Committee as to the extent of services provided by the independent accountants in accordance with this pre-approval policy and the fees incurred for the services performed to date. During fiscal 2005, all of the Audit-Related Fees, Tax Fees and All Other Fees in the table above were pre-approved by the Audit Committee.

      The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

Audit Committee Report

      The Audit Committee of the Company's Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the Securities and Exchange Commission and the requirements of Sections 303A.07(a) and applicable sections of the New York Stock Exchange listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07(b) of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter, as well as selects and retains the Company's independent registered public accounting firm.

      Management is responsible for the financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit Committee is responsible for monitoring and reviewing these processes. The Audit Committee does not have the duty or responsibility to conduct auditing or accounting reviews or procedures. None of the members of the Audit Committee are employees of the Corporation and may not be employees of the Corporation. Additionally, the Audit Committee members may not represent themselves to be accountants or auditors for the Corporation, or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing for the Corporation. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and on the representations of the independent accountants included in their report on our financial statements.

      The oversight performed by the Audit Committee does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the discussions that the Audit Committee has with management and the independent accountants do not assure that the financial statements are presented in accordance with generally accepted accounting principles, that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, or that our independent accountants are in fact “independent.”

      As more fully described in our charter, the Audit Committee is responsible for overseeing the internal controls and financial reporting processes, as well as the independent audit of the financial statements by the independent accountants, Deloitte & Touche LLP. As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2005 with management and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, in addition to those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), with the independent accountants. The Audit Committee discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of Deloitte & Touche LLP, and received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) from Deloitte & Touche LLP. The Audit

Committee provided to Deloitte & Touche LLP full access to the Audit Committee to meet privately and Deloitte & Touche LLP was encouraged to discuss any matters they desired with the Audit Committee and/or the full Board of Directors.

      The opinion of Deloitte & Touche LLP is filed separately in the 2005 Annual Report on Form 10-K and should be read in conjunction with the reading of the financial statements.

      Based upon the Audit Committee's review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and footnotes in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

WILLIAM W. SIHLER, Chairman ADMIRAL (RET.) JAMES B. BUSEY IV S. MARCE FULLER CARL G. MILLER

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

      The Securities and Exchange Commission has adopted rules governing the delivery of annual disclosure documents that permit us to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe that the shareholders are members of the same family. This rule benefits both shareholders and the Company. It reduces the volume of duplicate information received and helps to reduce our expenses. Each shareholder will continue to receive a separate proxy card. If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer & Trust Company, by calling their toll-free number, 1-800-937-5449 or through their website at www.amstock.com.

      If you would like to receive your own set of our annual disclosure documents in future years, please follow the directions below. Similarly, if you share an address with another shareholder and together both of you wish to receive only a single set of our annual disclosure documents, please contact our transfer agent, American Stock Transfer & Trust Company, and inform them of your request by calling 1-800-937-5449, accessing their website at www.amstock.com, or writing to them at 6201-15th Avenue, Brooklyn, New York 11219.

DEADLINE FOR RECEIPT OF SHAREHOLDER
PROPOSALS FOR 2007 ANNUAL MEETING

      Pursuant to regulations of the SEC, shareholders who intend to submit proposals for inclusion in our proxy materials for the 2007 Annual Meeting must do so no later than December 5, 2006. This requirement is separate from the SEC's other requirements that must be met to have a shareholder proposal included in our proxy statement. In addition, this requirement is independent of certain other notice requirements of our Amended and Restated By-laws described below. All shareholder proposals and notices should be submitted to Corporate Secretary, Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068. The attached proxy card grants the proxy holder discretionary authority to vote on any matter raised and presented at the Annual Meeting. Pursuant to amended SEC Rule 14a-4(c)(1), we will exercise discretionary voting authority to the extent conferred by proxy with respect to shareholder proposals received after February 19, 2007.

      If a shareholder of record wishes to nominate Directors or bring other business to be considered by shareholders at the 2007 Annual Meeting, such proposals may only be made in accordance with the following procedure. Under our current Amended and Restated By-laws, nominations of Directors or other proposals by shareholders must be made in writing to our offices no earlier than January 19, 2007 and no later than February 19, 2007. However, if the date of the 2007 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2006 Annual Meeting, then such nominations and proposals must be delivered in writing to the Company no earlier than 120 days prior to the 2007 Annual Meeting and no later than the close of business on the later of (i) the 90th day prior to the 2007 Annual Meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2007 Annual Meeting is first made.

      Please note that these requirements relate only to matters proposed to be considered for the 2007 Annual Meeting. They are separate from the SEC's requirements to have shareholder proposals included in the Company's 2007 proxy statement.

2005 ANNUAL REPORT ON FORM 10-K

      Any shareholder wishing to receive, without charge, a copy of the Company's 2005 Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission, should write to the Corporate Secretary, Curtiss-Wright Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068.

OTHER MATTERS WHICH MAY BE PRESENTED FOR ACTION AT THE MEETING

      The Board of Directors does not intend to present for action at this Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

By Order of the Board of Directors

MICHAEL J. DENTON Corporate Secretary

Dated: March 27, 2006

APPENDIX A

CURTISS-WRIGHT CORPORATION
STANDARDS FOR DIRECTOR INDEPENDENCE

      A majority of the Directors must meet the standards for independence set forth in applicable law and regulation. In determining whether a Director is independent, the Board will apply the following standard:

To be deemed independent, a Director must have no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company. The term “material relationship” includes:
•	Employment by the Company of the Director or an immediate family member within the last five years.

•	The receipt by the Director or any immediate family members of compensation in any form from the Company other than as compensation for service as a Director.

•	Being or having an immediate family member who is a partner, shareholder or employee of an organization that is a supplier, customer, creditor or service provider, including but not limited to the independent auditor, of the Company and/or its subsidiaries, except where the shareholdings represent less than 2% of the outstanding shares of a publicly traded company, where the supplier's sales to the Company are not and have no potential to become material to the supplier's annual revenues or net income, or where the customer's purchases from the Company are not and have no potential to become material to the Company's annual revenues or net income.

•	The affiliation with or employment by a past or present independent auditor of the Company within the last five years by the Director or an immediate family member.

•	Employment within the last five years by the Director or an immediate family member at another company whose compensation or equivalent committee of its board of directors includes any executive of the Company.

A-1

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APPENDIX B

CURTISS WRIGHT CORPORATION
INCENTIVE COMPENSATION PLAN
(Effective January 1, 2006)

1.	General
	1.1	Purpose. The purpose of the Curtiss Wright Corporation's (the Company) annual Incentive Compensation (IC) Plan is to:
• Encourage and reward Participants for superior levels of company and individual performance;
• Link compensation opportunities to performance, and reinforce a pay-for-performance culture;
• Support the Company's executive recruitment and retention objectives;
• Be consistent with market practices and the Company's executive compensation philosophy; and
• Comply with all applicable regulatory requirements.
2.	Definitions
	2.1	Award. “Award” shall mean an amount payable to the participant as determined by the Plan provisions on completion of a Plan Year.
	2.2	Cause. “Cause” shall mean the following: has been convicted of a felony; or intentionally engaged in illegal conduct; or willful misconduct that is demonstrably and materially injurious to the Company or an employing affiliate; or intentionally and continually failed to perform his or her reasonably assigned duties with the Company or an Employing Affiliate (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform.
	2.3	CEO. “CEO” shall mean the Chief Executive Officer of the Company.
	2.4	Committee. “Committee” shall mean the Executive Compensation Committee (ECC) of the Board of Directors of the Company consisting of two or more outside directors.
	2.5	Company or Corporation. “Company or Corporation” shall mean Curtiss Wright Corporation and its affiliates and subsidiaries
	2.6	Disability. “Disability” shall mean total disability as determined in accordance with the Company's long-term disability policy.
	2.7	Effective Date. “Effective Date” shall mean January 1, 2006.
	2.8	Eligible Employee. “Eligible Employee” shall mean an active, full-time employee of the Company that is employed for part or all of the Plan Year.
	2.9	Maximum Award. “Maximum Award” shall mean the greatest amount that a Participant may receive as an Award under the Plan, not to exceed $3,500,000.
	2.10	Officer. Shall mean any employee duly elected by the Corporation's Board of Directors to a position listed as an officer under the Corporation's By-laws.
	2.11	Participant. “Participant” shall mean any Eligible Employee selected by the CEO and the Committee to participate in the Plan for a particular Plan Year in accordance with the procedures described in Section 4.2.
	2.12	Plan. “Plan” shall mean the Company Incentive Compensation (IC) Plan.

	2.13	Plan Year. “Plan Year” shall mean the one-year period commencing each January 1 and running through December 31; such Plan Year is intended to correspond to the Company's fiscal year.
	2.14	Target Award. “Target Award” shall mean the potential incentive opportunity, or Award, for each Participant if target goals are achieved.
	2.15	Threshold. “Threshold” shall mean a base or minimum level of performance, established by the Committee for each Participant, below which no Award shall be made.
	2.16	Vested. “Vested” shall mean that a Participant has a nonforfeitable interest in his or her Award.
	2.17	Vesting Date. “Vesting Date” shall mean the actual payment date each year, or such other date as may be specified by the Committee, on which a Participant attains a Vested interest in all or a portion of his or her Award.
3.	Administration
	3.1	Administration. The Committee shall have full power and authority to interpret and administer this Plan, to adopt rules and regulations (and to alter, amend and revoke any of the same) and to establish terms and conditions, not inconsistent with the provisions of this Plan, for the administration of its business and implementation of this Plan. Decisions of the Committee shall be conclusive and binding upon all persons (including the Corporation, stockholders and employees). Election to membership on the Committee shall render a person ineligible for an award of incentive compensation.
	3.2	Amendment, Modification or Termination. The Board of Directors reserves the right at any time to amend, modify, suspend or terminate the Plan in whole or in part for any reason and without the consent of Participants in the Plan but may not revise or amend the Plan without the approval of the holders of Common Stock of the Corporation.
4.	Eligibility and Participation
	4.1	Participation. The Committee shall, at such time or times during the current year as it shall elect, determine the participants to receive incentive awards for the preceding year, the amount and form of each award and the terms and conditions applicable to it, all at the sole discretion of the Committee. The Committee may delegate such authority to the CEO as it applies to non-Officer participants. The CEO ex officio shall be an eligible employee for purposes of selection to participate in the Plan. Selection as a participant for one Plan Year conveys no right to participation in any subsequent Plan Year.
	4.2	Effect of Participation on Other Bonus Plans. An employee may not participate or receive credit for service under any other annual incentive plan while participating in and/or receiving credit for service under this Plan.
5.	Incentive Awards
	5.1	Target Awards. The Committee, based on input from the CEO, shall establish Target Award guidelines expressed as a percent of annual base salary for each Participant, provided, however, that the Committee shall maintain sole responsibility for annually determining the specific Target Awards for the CEO and Officers. Target Awards below CEO and Officer level may be delegated to the CEO and shall be established based on each Participant's role within the organization, consistent with guidelines established and approved by the Committee based upon competitive market practices, the Company's compensation philosophy and other relevant considerations.

5.2	Annual Awards—At the beginning of the Plan Year, the Committee approves and the Board of Directors ratifies performance measures, standards and goals for the CEO and Officers for the Plan Year. The CEO will approve performance measures, standards and goals for Participants below the Officer level. The degree of achievement of those goals will determine the Award earned at the end of the Plan Year. For Officers, performance achievement will be based on one or more of the following performance measures: (i) operating income, net earnings or net income (before or after taxes); (ii) earnings growth; (iii) earnings per share; (iv) net sales (including net sales growth); (v) gross profits or net operating profit; (vi) return measures (including, but not limited to, return on assets, capital, equity or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital); (viii) revenue growth; (ix) earnings before or after taxes, interest, depreciation, and/or amortization; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets; (xiii) margins (including, but not limited to, gross or operating margins); (xiv) operating efficiency; (xv) customer satisfaction or increase in the number of strategic or operational initiatives; (xvi) attainment of budget goals; (xvii) attainment of strategic or operational initiatives; (xviii) market share; (xix) cost containment or reductions; (xx) working capital targets; (xxi) economic value added or other value-added measures; and (xxii) individual goals directly related to business performance. Any performance measure may be (i) used to measure the performance of the Company and/or any of its affiliates as a whole, any business unit thereof or any combination thereof or (ii) compared to the performance of a group of comparable companies, or a published or special index, in each case that the Committee, in its sole discretion, deems appropriate. In no event may Awards for Participants be increased on a discretionary basis.
5.3	The Company Minimum Performance Requirements. At the beginning of each Plan Year, the Committee shall establish a Threshold level of financial performance for the Company representing the lowest acceptable level of performance for the Plan Year, below which, no awards shall be made to any Participant for that specific financial performance target.
5.4	Individual Qualification. Each Participant must remain an employee at the Vesting Date and in good standing with the Company and satisfy the overall standards of performance generally established for the Participant's position throughout the Plan Year to qualify for an Award for that same Plan Year.
5.5	Payment of Awards. Incentive awards for any year may be made in cash. The Committee shall review and approve awards and advise the Board of Directors of the Awards for the Company's Officers.
In the discretion of the Committee, awards may be paid either promptly after the award is made or over any period of time, or in any number of payments, which need not be uniform in amount. Amounts not paid at the time of an award may be retained by the Corporation and its subsidiaries (without liability for interest) pending the payment thereof in accordance with the terms and conditions of such award.
The Committee may also in its sole discretion establish arrangements, terms and conditions under which portions of awards payable in the future may be invested in securities or other suitable or appropriate property, or earn fair market rate of interest subject only to the approval of the Board of Directors. The amounts of such future payments shall be subject to increase or decrease to reflect income earned on, and gains or losses of principal of, the funds so invested, all without liability on the part of any Director or the Corporation except when such losses are judicially determined to be due to the gross negligence or willful misconduct of the respective parties.
When payments are to be made in installments, the Committee shall fix the time or times of payment, and impose such terms and conditions with respect to the payment and forfeiture of the installments, as in its judgment will best serve the interests of the Corporation and the purposes of the Plan. Each award, or installment thereof, forfeited under the terms and conditions imposed by the Committee, shall be retained by the Corporation.

6.	Deferral of Awards
	6.1	Voluntary Deferral. A participant may choose to defer payment of the earned portion of the Award according to whatever provisions the Company may make for deferral of compensation from time to time.
	6.2	Forfeiture of Deferred Awards. Forfeiture of any deferrals shall be determined in accordance with the terms of the plan or conditions under which the deferrals were made.
7.	Change of Employment Status
	7.1	Termination of Employment. A Participant must continue to be an employee of the Company through the Vesting Date to receive payment for an Award. Any Participant who terminates employment (except as provided for in Sections 7.2 and 7.3) with the Company before his or her right to an Award becomes Vested shall forfeit such unvested Award unless the CEO approves the payment, in whole or in part, for a participant below the Officer level, and the Committee approves the payment, in whole or in part, for a Participant who is or was the CEO or an Officer. Upon approval, an award is paid as part of the separation agreement and only if the employee signs the Company release and settlement. In no event may a payment be made under this section for an employee terminated for Cause.
	7.2	Death or Disability. In the event that any Participant's employment with the Company terminates by reason of death or Disability, that Participant's pro rata unvested Award shall immediately vest at the time of his or her termination and shall become payable to the Participant or his or her estate or beneficiary at the same time other awards under this Plan are paid. Any right to receive an Award shall not be transferable other than by will or the laws of descent and distribution.
	7.3	Retirement. If a Participant's employment with the Company is terminated by reason of retirement before any Award becomes Vested, the Committee (for the CEO and Officers) and the CEO (for all other participants) may, at its sole discretion, accelerate the vesting of all or a portion of the Participant's unvested Award(s) and direct that such Award(s) be paid to the Participant at the same time as other awards under this Plan are paid.
	7.4	Promotions, Transfers, Hires. To the extent that an individual becomes an Eligible Employee, either through a new hire process, or through promotion or transfer, after the commencement of a Plan Year, the CEO, in his/her discretion, may allow such individual to become a Participant and such Participant's right to an Award, if any, shall be prorated based on the portion of the Plan Year during which he or she held the position qualifying them as an Eligible Employee. Conversely, if, through demotion or job change, an individual's position with the Company changes substantially such that the individual would not otherwise be eligible to participate in the Plan, such individual may be removed from participation in the Plan, and the CEO may award a pro rata Award to that individual. If the individual in either case described above is the CEO or an Officer, the Committee must approve the participation and Award.
8.	General Provisions
	8.1	Not a Binding Contract. Nothing in this document or in any other materials or explanations pertaining to the Plan shall be construed as creating a binding contract between the Participant and the Company.
	8.2	No Guarantee of Employment. Nothing contained in this Plan shall give an employee the right to be retained in the employment of the Company. The right of The Company to terminate the employment of any of its employees shall not in any way be affected by an employee's participation in this Plan.
	8.3	Withholding Taxes. The Company shall have the right to deduct from all payments under this Plan an amount necessary to satisfy any Federal, State, or local tax withholding requirements.

8.4	No Alienation of Benefits. Except insofar as otherwise required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to so alienate, whether presently or thereafter payable, shall be void.
8.5	Restatement of Financial Statements. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, as determined by the Committee, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever occurred first) of the financial document embodying such financial reporting requirement.
8.6	Plan Renewal. This Plan is effective as of the Effective Date and shall remain in effect and renew automatically annually unless discontinued by the Committee and subject to periodic review by Shareholders for purposes of Section 162(m) of the Internal Revenue Code.
8.7	Governing Law. This Plan and all Awards made hereunder shall be and any actions taken hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.
8.8	Unenforceable Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or enforceability shall not affect any other provision of the Plan.
8.9	Administrative Guidelines. The Committee may establish a set of administrative guidelines which identify the rules, procedures and processes according to which it intends to administer the Plan. These guidelines do not supersede any of the provisions of the Plan specified herein. The Committee may, at its sole discretion, modify these guidelines from time to time without changing this document governing the Plan.
8.10	Committee Liability. No member of the Committee shall be liable for any act or omission in connection with the execution of his duties or the exercise of his discretion hereunder, except when due to his own gross negligence or willful misconduct. The Corporation shall indemnify and hold harmless each member of the Committee from any and all claims, loss, damages, expense (including counsel fees) and liability (including any amounts paid in settlement with the approval of the Board of Directors of the Corporation) arising from any act or omission of such member, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.

Approved:	November , 2005 Chairman, Executive Compensation Committee Curtiss-Wright Corporation

Appendix I

CURTISS-WRIGHT CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF CURTISS-WRIGHT CORPORATION FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, MAY 5, 2006

The undersigned hereby constitutes and appoints MARTIN R. BENANTE, GLENN E. TYNAN and MICHAEL J. DENTON, and each of them, as proxies of the undersigned, with full power to appoint his substitute, and authorizes each of them to represent and to vote all shares of common stock, par value $1.00 per share, of Curtiss-Wright Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 5, 2006, at the Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey 07052, commencing at 2:00 p.m. local time, or any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, respecting the following matters described in the accompanying proxy statement and, in their discretion, on other matters which come before the meeting.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR the Director nominees listed in Proposal One and FOR Proposals Two and Three. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A shareholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders, the proxy statement with respect thereto and the Company’s Annual Report to Shareholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

PROXY VOTING INSTRUCTIONS

VIA MAIL: Date, sign and mail your proxy card in the envelope provided as soon as possible.

OR

VIA TELEPHONE: Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Please have your control number and proxy card available when you call.

OR

VIA INTERNET: Access "www.voteproxy.com" and follow the on-screen instructions.

Have your control number available when you access the web page.

COMPANY NUMBER:

ACCOUNT NUMBER:

CONTROL NUMBER:

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, PLEASE VOTE, DATE AND SIGN
ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

The Board of Directors recommends a vote FOR the Director nominees listed in Proposal One and FOR Proposals Two and Three.

1. Election of Directors.

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Martin R. Benante, James B. Busey IV, S. Marce Fuller, Carl G. Miller,

William B. Mitchell, John R. Myers, William W. Sihler and Albert E. Smith

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE’S NAME(S) IN THE SPACE PROVIDED BELOW:

2. Proposal to approve the Company’s 2006 Incentive Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Proposal to approve the appointment of Deloitte & Touche LLP as the Company’s independent accountants for 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

To change the address on your account, please check this box ☐ and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

SIGNATURES

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature of Shareholder_____________________________ Date:________________

Signature of Shareholder_____________________________ Date:________________